NEWS RELEASE		800 Gessner • Suite 500 • Houston, TX 77024
AT GROUP 1:	President and CEO	Earl J. Hesterberg	(713) 647-5700
	Senior Vice President and CFO	John C. Rickel	(713) 647-5700
	Manager, Investor Relations	Kim Paper Canning	(713) 647-5700
AT Fleishman-Hillard:	Investors	John Roper	(713) 513-9505
AT Pierpont Communications:	Media	Clint L. Woods	(713) 627-2223

FOR IMMEDIATE RELEASE
FRIDAY, OCT. 10, 2008

GROUP 1 AUTOMOTIVE REPORTS ON PROFIT IMPACTS FROM AFTERMATH OF HURRICANES AND U.S. CONSUMER CREDIT
ISSUES

Third-Quarter Earnings Release Scheduled

HOUSTON, Oct. 10, 2008 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 automotive retailer, today reported that its September sales and third-quarter profits were significantly impacted by Hurricane Gustav and Hurricane Ike, respectively. September sales were also impacted by lower overall dealership traffic and tightening consumer credit. The combination of these factors has reduced third-quarter profits below management’s expectations. Third-quarter earnings are currently projected to be in the range of $0.39 to $0.44 per diluted share.

Hurricane Gustav made landfall on Sept. 1 causing dealership operations in New Orleans to experience a significant loss of customer traffic for one week over the typically busy Labor Day weekend. Store traffic was impacted as customers evacuated the New Orleans area for several days and from the subsequent loss of discretionary income spent during the evacuation.

Hurricane Ike made landfall on Sept.13 resulting in substantial losses in September in the Houston-Metro market. Evacuations began on Sept. 10, with most businesses shutting down on Sept. 12, as preparations were made for Hurricane Ike’s arrival. Group 1’s Houston-area dealerships were all reopened by Sept. 17, with the Beaumont dealerships opening shortly thereafter. Considerable power outages throughout the area lasted for more than two weeks. Customer traffic was down drastically during those two weeks as citizens were living without power and dealing with gas shortages, downed trees and heavy traffic caused by the outage of thousands of stoplights.

“The Houston and Beaumont, Texas, markets account for more than 20 percent of Group 1’s revenues and an even higher percentage of our profits, so the loss of two weeks’ sales seriously impacted third-quarter results,” said Earl J. Hesterberg, Group 1’s president and chief executive officer. “Although results are still preliminary, we estimate that the hurricane impacts on the Houston, Beaumont and New Orleans markets have depressed third-quarter results by approximately $0.15 per diluted share. It has taken some time for demand to recover from the aftermath of the hurricane, but sales are beginning to normalize.”

Group 1 also reported that September sales and third-quarter profits were noticeably impacted due to customer traffic declining, as Americans have been focused on news of the financial crisis and the recent dramatic decline in the availability of retail automotive credit.

“It has gotten notably more difficult to finance new and used vehicle transactions, as we are experiencing higher rejection rates, higher interest rates and greater down-payment requirements to purchase a vehicle,” said Hesterberg. “Down-payment requirements have increased as lenders have significantly reduced their loan-to-value ratios.”

Group 1 noted that it is reviewing how these impacts may affect its full-year guidance. The company will address guidance when it announces its third-quarter earnings results on Oct. 28.

Third-Quarter Earnings Conference Call
Group 1 announced that it will release financial results for the third quarter ended Sept. 30, on Tuesday, Oct. 28, before market open. Earl J. Hesterberg, Group 1’s president and chief executive officer, and the company’s senior management team will host a conference call to discuss the results later that morning at 10 a.m. EDT.

The conference call will be simulcast live on the Internet at www.group1auto.com through the Investor Relations section. A replay will be available for 30 days.

The conference call will also be available live by dialing in 10 minutes prior to the start of the call at: 800-257-2182 (domestic) or 303-262-2005 (international).

A telephonic replay will be available following the call through Nov. 4 by dialing: 800-405-2236 (domestic) or 303-590-3000 (international) with passcode 11120953#.

About Group 1 Automotive Inc.
Group 1 owns and operates 100 automotive dealerships, 134 franchises, and 26 collision service centers in the United States and the United Kingdom that offer 31 brands of automobiles. Through its dealerships, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.

This press release contains “forward-looking statements,” which are statements related to future, not past, events. In this context, the forward-looking statements often include statements regarding our goals, plans, projections and guidance regarding our financial position, results of operations, market position, pending and potential future acquisitions and business strategy, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” or “will.” Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, (a) general economic and business conditions, (b) the level of manufacturer incentives, (c) the future regulatory environment, (d) our ability to obtain an inventory of desirable new and used vehicles, (e) our relationship with our automobile manufacturers and the willingness of manufacturers to approve future acquisitions, (f) our cost of financing and the availability of credit for consumers, (g) our ability to complete acquisitions and dispositions and the risks associated therewith, (h) foreign exchange controls and currency fluctuations, and (i) our ability to retain key personnel. These factors, as well as additional factors that could affect our forward-looking statements, are described in our Form 10-K under the headings “Business—Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We urge you to carefully consider this information. We undertake no duty to update our forward-looking statements, including our earnings outlook.